Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-279088 and 333-279089) of our audit report dated September 12, 2023 (except as to the reclassification of deferred development costs, to which the date is April 19, 2024), with respect to the balance sheet of Robinson Aircraft, ULC as of May 31, 2023 and the related statements of operations, stockholders’ equity, and cash flows for the year ended May 31, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

March 14, 2025